EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-38325) of Childtime Learning Centers, Inc. of our report dated June 4, 2004 relating to the financial statements of the Childtime Children’s Centers 401(k) Savings & Retirement Plan, which appears in this Form 11-K.

FOLLMER RUDZEWICZ PLC
Sterling Heights, Michigan
June 25, 2004